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EXHIBIT 99.1

SUN TELEVISION AND APPLIANCES, INC. ANNOUNCES DECISION TO LIQUIDATE

         COLUMBUS, OHIO, NOVEMBER 2, 1998. SUN TELEVISION AND APPLIANCES, INC. (OTC: BULLETIN BOARD:SNTV) reported today that after an exhaustive review of its strategic alternatives to reorganize, sell or liquidate the Company, it has decided to liquidate. The Company said that a liquidator for store inventory would be appointed by November 13, 1998 and that it expected to complete the liquidation and subsequent store closings by the end of the year. Approximately 2,800 employees will be affected as a result of the liquidation. A core group of employees required to assist with the liquidation and wrap-up of Company affairs will continue to work for a limited period of time.

         R. CARTER PATE, CHAIRMAN OF THE BOARD AND CEO, SAID, "OVER THE COURSE OF THE LAST FORTY FIVE DAYS WE HAVE COMPLETED AN EXHAUSTIVE REVIEW OF POTENTIAL ALTERNATIVES TO REORGANIZE OR FIND A BUYER(S) FOR THE COMPANY. REGRETTABLY, WE WERE UNABLE TO CONTINUE THE CHAIN AS A GOING CONCERN. THE COMPANY (IN CONSULTATION WITH THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS) CONCLUDED THAT DUE TO THE CONTINUING DECLINE IN THE COMPANY'S PERFORMANCE AND THE RESULTING LACK OF VENDOR SUPPORT, THE BEST ALTERNATIVE TO MAXIMIZE THE VALUE OF THE COMPANY FOR ITS CREDITORS IS TO SELL THE COMPANY OR CARRY OUT AN ORDERLY LIQUIDATION. OUR ATTEMPTS TO SELL THE COMPANY AS A GOING CONCERN HAVE FAILED, THEREFORE, LIQUIDATING THE COMPANY IS THE ONLY VIABLE ALTERNATIVE. THIS DECISION WAS VERY DIFFICULT TO MAKE AND WE REGRET THE IMPACT THAT IT WILL HAVE ON OUR EMPLOYEES, SHAREHOLDERS, VENDORS, CREDITORS AND OTHER BUSINESS PARTNERS."

         THIS ACTION FOLLOWS SUN'S ANNOUNCEMENT ON SEPTEMBER 16, 1998 THAT IT HAD FILED A VOLUNTARY CHAPTER 11 BANKRUPTCY PETITION IN THE U.S. BANKRUPTCY COURT - DISTRICT OF DELAWARE. SUN HAD SOUGHT AND RECEIVED BANKRUPTCY COURT APPROVAL TO CLOSE 29 OF ITS 59 STORE LOCATIONS ON OCTOBER 8, 1998.

         Sun Television and Appliances, Inc. is a regional specialty retailer of consumer electronics, home appliance and office products.

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INVESTOR RELATIONS/MEDIA CONTACTS: MELODYE DEMASTUS, MELROSE CONSULTING:
MEDIA: (614) 529-4497;  INVESTOR RELATIONS: (614) 771-0860.